Exhibit 99.1

For Immediate Release

Contacts:
Mark Cautela
Mark.Cautela@staples.com
(508) 253-3832

Staples, Inc. Appoints Jeff Hall Chief Administrative Officer and Vice Chairman

FRAMINGHAM, Mass. (January 5, 2017) - Staples, Inc. (Nasdaq: SPLS) today announced that it has appointed Jeff Hall to the newly created role of Chief Administrative Officer (CAO) and Vice Chairman.

In this new role, Hall will oversee Finance, Strategic Planning, Corporate Development, Investor Relations, Real Estate, Customer Service and High-Growth markets, and will report directly to Shira Goodman, Staples’ Chief Executive Officer and President.

“Jeff has a proven track record of helping transform companies in challenging industries, and of creating value for customers and shareholders,” said Goodman. “In this new position he will lead critical functions supporting Staples as we continue to execute our 20/20 transformation strategy.”

“I’m excited to join Staples in this new role,” said Hall. “Staples is an iconic brand and company that started an entire industry. Staples is already one of the largest e-commerce companies in North America, and with its strong delivery business and retail, I believe it has all the right assets to be successful in the long-term.”

Hall joins Staples from SunEdison Semiconductor, where for the past three years he served as Chief Financial Officer and Executive Vice President of Finance and Administration, responsible for Finance, Information Technology, and Human Resources. In that role, he oversaw both a successful IPO and a significant transformation of the company.

Prior to that, Hall was Executive Vice President and Chief Financial Officer at Express Scripts, where he helped drive the growth of the company from $20 billion in revenue to a $100 billion leader in pharmacy benefit management services through organic growth and strategic acquisitions.

About Staples, Inc.
Staples helps small business customers make more happen by providing a broad assortment of products, expanded business services and easy ways to shop - in stores, online, via mobile or through social apps. Staples Business Advantage, the business-to-business division, caters to mid-market, commercial and enterprise-sized customers by offering a one-source solution for the products and services they need, combined with best-in-class customer service, competitive pricing and a state-of-the-art ecommerce site. Headquartered outside of Boston, Staples, Inc. operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (NASDAQ: SPLS) is available at www.staples.com.